Exhibit 99.1

Washington Federal, Inc.

425 Pike Street

Seattle, WA 98101

Contact: Cathy Cooper

(206) 777-8246

Friday, November 14, 2008

FOR IMMEDIATE RELEASE

Washington Federal Completes Sale of Securities in U.S.

Treasury Capital Purchase Program

SEATTLE – Washington Federal, Inc. (Nasdaq: WFSL), the parent company of Washington Federal Savings, today announced that it has successfully completed the sale to the U.S. Department of the Treasury of 200,000 shares of the Company’s Fixed Rate Cumulative Perpetual Preferred Stock, Series A, and a warrant to purchase 1,707,456 shares of the Company’s common stock for an aggregate purchase price of $200 million in cash. The issuance results from Treasury’s approval of Washington Federal’s application to participate in Treasury’s Capital Purchase Program, which was established by Treasury pursuant to the authority granted by the Emergency Economic Stabilization Act of 2008.

Chairman, President & CEO Roy M. Whitehead said, “We are complimented that Washington Federal has been selected as one of the first regional institutions to participate in this voluntary program. In addition to our strong capital position, this new equity will increase our capacity to lend, improve our ability to work with troubled borrowers, and enhance our ability to support economic activity in the local communities we serve. We believe that our participation in Treasury’s Capital Purchase Program was a prudent step during this uncertain economic environment. We also believe that employees, customers and investors should all view this event as favorable to their respective interests in the future of the Company.”

The preferred securities pay a cumulative dividend of 5% per annum for the first five years and 9% per annum thereafter. Redemption is precluded in the first three years, except with the proceeds of a “qualified equity offering”. After three years, the preferred securities can be redeemed at their liquidation preference, plus all accrued and unpaid dividends. The preferred securities are generally non-voting. The warrant has a ten year term and an exercise price of $17.57 per share. If the Company receives aggregate gross cash proceeds of not less than $200 million from qualified equity offerings on or prior to December 31, 2009, the number of shares of common stock issuable pursuant to Treasury’s exercise of the warrant will be reduced by one half of the original number of shares underlying the warrant. Treasury has agreed not to exercise voting power with respect to any shares of common stock issued upon exercise of the warrant. If the warrant is exercised in full, Washington Federal will receive proceeds totaling $30 million.

Both the preferred securities and the warrant will be accounted for as Tier 1 capital. The agreements for this transaction will be filed with the Securities and Exchange Commission on Form 8-K.

Washington Federal Savings, with headquarters in Seattle, Washington, has 148 offices in eight western states.

To find out more about the Company, please visit our website. The Company uses its website to distribute financial and other material information about the Company, which is routinely posted on and accessible at www.washingtonfederal.com.

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